                                                          Exhibit 9.13


                         FORM OF SERVICE CONTRACT



    THIS AGREEMENT is made effective the _th day of ________, 1996, between OPPENHEIMER SERIES FUND, INC. (hereinafter referred to as the "Company"), a Maryland corporation, having its principal place of business at Two World Trade Center, New York, New York 10048, on behalf of each series of the Company designated by the Company to OFS on Exhibit 1 to this Agreement (each series is hereinafter referred to as a "Fund") as such Exhibit may be amended from time to time to add additional series of the Company, and OPPENHEIMERFUNDS SERVICES, a division of OPPENHEIMERFUNDS, INC. -- a Colorado corporation ("hereinafter referred to as "OFS") having its principal place of business at 3410 South Galena
Street, Denver, Colorado 80231.

                               WITNESSETH:

     WHEREAS, the Company desires that OFS perform certain registrar and transfer agency services for the Fund, as more specifically set forth in Schedule A to this Agreement. THEREFORE, the parties hereto agree as follows:

     1.   SERVICES TO BE PERFORMED BY OFS.

           The services to be performed for the Funds by OFS are set forth in Schedule A to this Agreement, which Schedule is incorporated as part of this Agreement. OFS shall perform such services as registrar, transfer agent, dividend and distribution disbursing agent, redemption agent, clearing
agent  and  exchange  agent  or  as  service  agent  for  the  Funds.   OFS
hereby represents to the Company that it is, and during the term of this Agreement and any renewals hereof will continue to be, an owner or authorized licensee for the computer data processing systems used by OFS in the rendition of services hereunder.

     2.   ADDITIONAL SERVICES.

     OFS also agrees to perform such additional services within its data processing and shareholder services capacities as may be requested from time to time by a Fund, provided that such services are the subject of an amendment to Schedule A hereof executed by the parties hereto in the manner provided herein for amendments to this Agreement.

     3.   FEES.

          A. METHOD OF CALCULATING FEES PAID BY THE FUND. OFS will render the services it agrees hereunder to provide to each Fund on a cost basis, to be determined as hereinafter provided. Each Fund will pay OFS an amount (the "Fund's Share") of OFS's "Reimbursable Expenses," as defined in subparagraph B of this section, as frequently as requested by OFS, such amounts to be paid by the Fund when billed by OFS for expenses incurred, or to be prepaid based on estimates by OFS if such prepayment arrangement is approved by the Board of Directors of the Company. Any such estimates upon which prepayments are made shall be verified and adjusted monthly thereafter in accordance with OFS's allocated costs, as described in subparagraph E below. All servicing and transaction fees or charges, required by a Fund's then-current prospectus to be paid by an investor in the Fund's shares, will be collected by OFS and credited against the Fund's Share of Reimbursable Expenses except that any amounts representing fees payable by an investor directly to any bank as custodian and director fees with regard to and pursuant to the terms of any Individual Retirement Accounts, Self-Employed Retirement Plans, Profit Sharing and Pension Plans, or similar plans invested in the Fund and for which such bank acts as custodian or director may be paid directly to such bank or, if said bank has agreed to permit OFS to retain all or a portion of said fees, such amount shall be credited against the Fund's share of Reimbursable Expenses. Any credit for fees payable for an investor's purchase of, or exchange for, the shares of any other investment company for which OFS, or any subsidiary or affiliate of OFS acts as a general distributor, will be shared equally between the applicable Fund and such other investment company.

          B.   DESCRIPTION  OF  "REIMBURSABLE  EXPENSES."   For  the
purposes of this Agreement, the "Reimbursable Expenses" of OFS shall include, in addition to the expenses described in subparagraphs (1), (2) and
(3) of this subparagraph B, any operating and overhead expenses as may be paid or incurred by OFS to provide such personnel, equipment, telephone lines, consulting services, account collection services, supplies, space and facilities, including without limitation computer tape transmission facilities and services and computer time, as shall in the good faith judgment of OFS be necessary or desirable for the effective performance of shareholder account servicing, redemption, receipt and processing of the purchase of a Fund's shares, dividend or distribution disbursing and transfer agency services for (a) all investment companies (including each Fund) with which OFS or a subsidiary has entered into a Service Contract and for which OFS, or asubsidiary or affiliate of OFS, acts in the capacity of investment adviser, (b) the related unit investment trusts, if any, of the foregoing investment companies, other than unit investment trusts which operate as a separate account of an insurance company, and (c) the principal underwriters of any such investment companies or unit investment trust (hereinafter the entities described in (a), (b), and (c) are jointly and severally referred to as "Participants") as well as for the performance of such data processing and administrative functions or services as may be required by OFS or any subsidiary to perform the services required hereunder. Reimbursable Expenses of OFS shall also include without limitation:

            (1) The cost, including without limitation the personnel costs, of any computer modifications, amendments, testing or monitoring of the computer data processing system used by OFS for the performance of services for the Participants which may be deemed by OFS to be necessary or desirable for the maintenance or improvement of such data processing system;

            (2) Such general executive, internal audit and administrative expenses of OFS as are properly apportioned, on a basis capable of reasonable substantiation, to the

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functions set forth above in this subparagraph B to be performed by OFS.
Such costs are costs of OFS which are allocated in accordance with subparagraph C below; and

            (3) Amounts paid by OFS to sub-transfer agents, third party administrators and other similar clearing firms pursuant to written agreements which permit OFS to maintain an omnibus account in the name of the shareholder of record with the individual beneficial owners of the account being serviced by, and the account records for the beneficial owners maintained by, such sub-transfer agent, third party administrator or other similar clearing firm.

          C. DETERMINATION OF FUND'S SHARE OF REIMBURSABLE EXPENSES. Each Fund's Share of the Reimbursable Expenses of OFS for all participants will be determined by the use of allocation formulae set forth in subparagraph D below, which allocation formulae shall be:

            (1) No more or less advantageous to a Fund than to any of the other of such Participants;

            (2) Consistent with and governed by the provisions of the Distributor's Agreement in effect, from time to time, between a Fund and its general distributor relating to the allocation of costs between that Fund and its general distributor;

            (3) With the full cooperation of OFS, reviewed at least annually by the auditors of the Company to determine the appropriateness of the Reimbursable Expenses of OFS and the allocation formulae used to determine each Fund's Share of such Reimbursable Expenses; and

            (4) In no event shall a Fund's Share include any expense for services in connection with the distribution of that Fund's shares which are or may hereafter be provided by broker-dealers or financial institutions with respect to accounts for their customers owning shares of any investment company.

          D.   COST  ALLOCATION.   Subject  to  the  foregoing,  each  Fund's
 Share of the Reimbursable Expenses of OFS shall be computed in accordance with the allocation formulae and procedures set forth in OFS's "Cost Accounting Manual and Job Procedures," compiled and maintained by OFS, as such document may be amended from time to time by OFS, provided that OFS shall notify that Fund of any material changes which shall change the method of allocation of that Fund's Share of Reimbursable Expenses, and such changes shall be approved by the Board of the
 Company.   Such  Manual  shall  be  reviewed  periodically  by  the
Company's auditors in connection with the annual review described in subparagraph 2(C)(3) above.

          E. EXPENSE REPORTS. OFS shall submit to each Fund a monthly report setting forth in reasonable detail the Reimbursable Expenses that OFS has paid or incurred during such month (and on a year-to date basis) together with a statement of the Fund's Share of such Reimbursable Expenses.

     4.   REIMBURSEMENT OF OTHER EXPENSES.

          In addition to paying its Share of Reimbursable Expenses, each Fund also will promptly reimburse OFS or prepay OFS based on estimates by
 OFS if such prepayment arrangement is approved by the Company's Board (such estimates to be verified and adjusted monthly thereafter in accordance with actual allocated costs), for the following:

          (a) Out-of-pocket expenses, including without limitation expenses for postage, the procurement and/or printing of share certificates; shareholder statements; envelopes; labels; dividend, distribution or redemption checks; notices; reports; tax forms; letters; and all other forms or printed material which may be required for the performance by OFS of the functions and services for each Fund pursuant to the provisions of this Agreement;

          (b) All direct telephone, telegraph, telecopier or other communications expenses necessarily incurred by OFS in connection with OFS's communications with each Fund's custodian, investment adviser, shareholders or others which may be required for the performance by OFS of the functions and services for that Fund pursuant to the provisions of this Agreement;

          (c) Delivery and bonding charges incurred by OFS in the transmission of materials to and from a Fund and in delivering certificates to shareholders;

          (d) Premiums for insurance coverage as may be required by Section 11 of this Agreement and for other coverage as may be required to be maintained by OFS or OppenheimerFunds, Inc. for the benefit of itself and each Fund with respect to services performed, or the equipment or facilities utilized by OFS in fulfilling its obligations under this Agreement; and

          (e) The fees and costs of retaining auditors and legal counsel for OFS in connection with its performance of transfer agency functions.

     5.   EFFECTIVE DATE AND TERM.

          This Agreement shall become effective on the date set forth in the heading paragraph of this Agreement, shall supersede any prior agreements among the parties hereto relating to the subject matter hereof, and shall continue in full force and effect until terminated by any party upon six months' prior written notice of termination addressed to all other parties.

     6.   STANDARD OF CARE.

          OFS will make every reasonable effort and take all reasonably available measures to assure the adequacy of its personnel and facilities as well as the accurate performance of all services to be performed by it hereunder within, at a minimum, the time requirements of any statute, rule or regulation pertaining to investment companies and any time requirements set forth in the then-current prospectus of each Fund. OFS shall promptly correct any error or omission made by it in the performance of its duties hereunder provided that it shall have received notice in writing of such error or omission and any necessary substantiating data. In effecting any such corrections, OFS shall take all reasonable steps necessary to trace and to correct any related errors or omissions, including, without limitation, those which might cause an over-issue of a Fund's shares and/or the excess payment of dividends or distributions. The allocable costs of corrections shall be charged to the applicable Fund and the liability of OFS under this Section shall be subject to the limitations provided in Section 12 hereof.

     7.   RECORDS RETENTION AND CONFIDENTIALITY.

          OFS shall keep and maintain on behalf of each Fund all records which that Fund or its transfer agent is, or may be required, to keep and maintain pursuant to any applicable statutes, rules and regulations relating to the maintenance of records in connection with the services to be performed hereunder. OFS also shall maintain, for a period of at least 6 years, all records and documents which may be needed or required to support or document the actions taken by OFS in its performance of services hereunder. OFS recognizes and agrees that all such records and documents (but not the computer data processing programs and any related documentation used or prepared by, or on behalf of, OFS for the performance of its services hereunder) are the property of the applicable Fund; shall be open to audit or inspection by the Fund or its agents during OFS's normal business hours; shall be maintained in such fashion as to preserve the confidentiality thereof and to comply with applicable federal and/or state laws and regulations; and shall, in whole or any specified part, be surrendered and turned over to the Fund or its duly authorized agents at any time upon OFS's receipt of an appropriate written request.

      8.   CLEARING ACCOUNTS.

           Each Fund shall open and/or maintain such bank account or accounts as shall reasonably be required by OFS for controlling payments, the disbursement of dividends, capital gains distributions and share redemption payments pursuant to the provisions hereof, and any other accounts deemed necessary by OFS or a Fund to carry out the provisions of this Agreement, with a bank or banks selected by OFS with the prior approval of the Company's Board. Such account may be an omnibus account used for all funds for which OFS or one of its subsidiaries acts as transfer agent. The Company shall authorize officers or employees of the Company to act as authorized signatories to disburse funds held in such accounts. OFS shall be accountable to the

Company and the applicable Fund for the management of such accounts by OFS (and the funds at any time on deposit therein).

     9.   REPORTS.

          OFS will furnish to each Fund, at the Fund's cost, and to such other persons or parties as are designated herein or shall be designated in writing by an authorized officer of the Fund, such reports at such times as are required for the performance of the services referred to in Schedule A.

     10.  INDEMNIFICATION.

          The Company shall indemnify OFS and OppenheimerFunds, Inc. and hold OFS and OppenheimerFunds, their officers, directors, employees and agents harmless from and against any and all claims, demands, actions and suits, whether groundless or otherwise, and from and against all judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses arising from or relating to any action taken or omitted to be taken by OFS or by any sub-transfer agents, third-party administrators or other similar clearing firms which maintain account records for individual beneficial owners pursuant to agreement with OFS, in good faith or as a result of ordinary negligence in reliance upon:

          (A) The authenticity of any letter or any other instrument or communication reasonably believed by it to be genuine and to have been properly made or signed by an authorized officer or agent of a Fund or the Company or by a shareholder or the authorized agent of a shareholder, as the case may be and which complies with the terms of this Agreement which pertain thereto;

          (B) The accuracy of any records or information provided to it by a Fund or the Company except to the extent the same may contain patently obvious errors or omissions;

          (C) Any certificate by an authorized officer of a Fund or the Company or any other person authorized by the Company's Board as conclusive proof of any fact or matter required to be ascertained by OFS hereunder;

          (D) Instructions at any time given by an authorized officer of a Fund or the Company with respect to OFS's duties and responsibilities hereunder, including, as to legal matters pertaining to the performance of its duties hereunder, such advice or instructions as may be given to OFS by a Fund's or the Company's general counsel or any legal counsel appointed by such counsel or by any authorized officer of the Fund or the Company;

          (E) Instructions regarding redemptions, exchanges or other treatment of the shares of a Fund, together with all dividends and capital gain distributions thereon and any reinvestment thereof, held or shown to the credit of any shareholder account, if such instructions satisfy the requirements of the Fund as contained in its then current prospectus, or the Fund's policies or as communicated in writing to OFS by the Fund; or

          (F) The advice or opinion of legal counsel furnished to OFS pursuant to Section 13 hereof.

     11.  INSURANCE.

          Unless otherwise obtained by the Fund, OFS or OppenheimerFunds, Inc. shall use its best efforts to obtain and keep in effect pursuant to binders with underwriters authorized to do business in the State of Colorado or New York, or approved by the Company's Board, certificates or policies naming itself and the Company and each Fund as assureds and providing for cancellation or termination only upon 30 days' prior written notice to the Fund, as follows:

          (i) A broad form of fidelity bond coverage in the minimum amount of $1,000,000 covering theft, embezzlement, forgery and other specified acts of malfeasance and misfeasance by OFS, its agents and employees, with aggregate coverage for counterfeit or stolen securities and forged signatures in the minimum amount of $1 million and at least $300,000 for each loss;

          (ii) A lost instrument bond permitting the replacement of a share certificate which has been lost, stolen or destroyed, for a stated percentage of the then-current net asset value thereof to be paid by the shareholder or party seeking replacement thereof;

          (iii) Coverage of up to $5 million against loss of securities transmitted by first class, certified or registered mail and express or air express throughout the United States and of up to $1 million against loss of securities transmitted by registered mail or registered air mail, and express or air express mail anywhere in the world; and

          (iv) Data Processors' Professional Liability Insurance against errors and omissions having aggregate coverage of at least $1 million and a limitation of liability for each claim of not less than $500,000.

     The Board of the Company, from time to time may change the amounts of any of the foregoing coverage or prescribe additional coverage. In the event that OFS shall be unable to obtain or keep in effect any of the insurance coverage herein referred to, it shall promptly notify the Company in writing of such inability and shall use its best efforts to obtain and keep in effect such other insurance coverage as the Company shall reasonably require in lieu of the coverage described above.

     12.  LIMITATIONS OF LIABILITY.

          In addition to the limitations on OFS's and OppenheimerFunds, Inc.'s liability stated in Sections 10 and 13 hereof, OFS and OppenheimerFunds, Inc. assumes no liability hereunder and shall not be liable hereunder for any damage, loss of data, delay or other loss caused by circumstances or events beyond its control which it could not reasonably have anticipated. OFS and OppenheimerFunds, Inc. shall not have any liability beyond the insurance coverage referred to in Section 11 hereof for loss or damage arising from its own errors or omissions or the errors or omissions of sub-transfer agents, third-party administrators or other similar clearing firms which maintain account records for individual beneficial owners pursuant to an agreement with OFS ("Recordkeepers") except to the extent such errors or omissions are attributable to gross negligence or purposeful fault on the part of OFS or the Recordkeepers, their officers, directors, agents and/or employees; and in no event will OFS and OppenheimerFunds, Inc. be liable to the

Company or a Fund for punitive damages. The Company and each Fund shall indemnify and hold OFS and OppenheimerFunds, Inc. harmless from and against any liabilities and defense expenses arising by reason of claims of third parties, based on errors or omissions of OFS, which are greater in amount than the limitations of liability described above, except to the extent such errors or omissions are attributable to gross negligence or purposeful fault on the part of OFS, or the Recordkeepers, or their respective officers, directors, agents and/or employees.

     13.  LEGAL ADVICE AND INSTRUCTIONS.

          OFS at any time may request instructions from any authorized officer of the Company or a Fund with respect to the performance of its duties and responsibilities hereunder and may consult with counsel for the Company or a Fund relative to any such matter and shall not be liable hereunder for any action taken or omitted by it in good faith in accordance with such instructions or with an opinion of such counsel or of counsel appointed by an authorized officer of the Company or a Fund to deal with inquiries or requests for instructions by OFS.

     14.  DOCUMENTS AND INFORMATION.

          As soon as feasible prior to the effective date of the Agreement, and if not heretofore provided, the Company will supply to OFS a statement, certified by the treasurer of the Company, stating the number of shares of each Fund authorized, issued, held in treasury, outstanding and reserved as of such date, together with copies of specimen signatures of the Company's or the Fund'sofficers and such other documents and information, including without limitation the then-current prospectus of the Fund, which OFS may determine in its reasonable discretion to be necessary or appropriate to enable it to perform the services to be performed hereunder, and the Company or the Fund thereafter will supply all amendments or supplemental documents with respect thereto as soon as the same shall be effective or available for distribution. The Company and each Fund assumes full responsibility for the preparation, accuracy, content and clearance of its prospectus under federal and/or state securities laws and any rules or regulations thereunder. If a Fund shall make any change in its prospectus affecting the services and functions to be performed by OFS hereunder, such additional services and functions shall be deemed to be incorporated in Schedule A.

     15.  TERMINATION.

          This Agreement may be terminated by any party only upon written notice as provided in Section 5 hereof, except that the Company may terminate this Agreement without prior notice to preserve the integrity of its shareholder records from material and continuing errors and omissions on the part of OFS. In the event of any termination, OFS will provide full cooperation, assistance and documentation within its capabilities as shall be necessary or desirable, in the reasonable judgment of the Company, to ensure that any transfer of the duties and responsibilities of OFS is accomplished with maximum efficiency and with minimum cost and disruption to the Company's activities. Such cooperation will include the delivery of all files, documents and records used, kept or maintained by OFS in the performance of its services hereunder (except records or documents destroyed when consistent with the provisions hereof or with the approval of a Fund or the Company or which relate solely to the documentation of the computer data processing programs of OFS) together with, in machine-readable form, such of a Fund's records as may be maintained by OFS in a form other than written form, as well as such summary and/or control data relating thereto used by or available to OFS as may be requested by the Fund. The cost of all such termination services on the part of OFS shall be paid by the applicable Fund without prejudice, however, to the rights of the Fund to recover any amounts so paid in the event that OFS shall be liable to the Fund under Section 12 hereof. In the course of its performance of the services set forth in Schedule A hereto, as such services may from time to time be modified or amended, OFS will enter into leases for equipment. If this Agreement is terminated by the Company, and if, as a result of such termination, such equipment specifically leased by OFS to perform such services can no longer be utilized economically by OFS in its performance of services for any other entities with which OFS has continuing transfer agency or other service contracts, OFS may in its discretion cancel such leases. However, the Company shall not have any responsibility for termination penalties, if any, which may be payable under the terms of such equipment leases, unless otherwise agreed by the Company prior to the time such lease is entered into.

     16.  AVAILABILITY OF CONTINUED USE OF DATA PROCESSING SYSTEM.

          In the event that the Company ceases to employ OFS hereunder or after termination of this Agreement, the Company shall have the right to use the computer data processing systems, operating systems, computer programs, software and supporting documentation then used by OFS for providing the services to the Company contemplated hereby.

     17.  NOTICES.

          Any notice hereunder shall be sufficiently given when sent by registered or certified mail, return receipt requested, to any party hereto at the address of such party set forth above or at such other address as such party may from time to time specify in writing to the other parties.

     18.  CONSTRUCTION; GOVERNING LAW.

          The headings used in this Agreement are for convenience only and shall not be deemed to constitute a part hereof. This Agreement, and the rights and obligations of the parties hereunder, shall be governed by and construed and interpreted under and in accordance with the laws of the State of Colorado applicable to contracts made and to be performed in that state.

     19.  ASSIGNMENT; DELEGATION.

          This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their successors and assigns, including without limitation, any successor to any party resulting by reason of corporate merger or consolidation; provided however that this Agreement and the rights and duties hereunder shall not be assigned by any of the parties hereto except upon the specific prior written consent of all parties hereto.

          With the prior written consent of the Company, OFS may delegate to others all or any portion of the services to be rendered under this Agreement.

          OFS may enter into written agreements with sub-transfer agents, third-party administrators and other similar clearing firms which permit OFS to maintain an omnibus account in the name of the shareholder of record with the individual beneficial owners of the account being serviced by, and the account records for the beneficial owners maintained by, such sub-transfer agent, third party administrator or other similar clearing firm. Such agreements shall comply with the criteria and parameters approved and adopted from time to time by OFS and by the Board of the Company. In connection with such arrangements, the Company hereby appoints such sub-transfer agents, third-party administrators or other similar clearing firms as agent for the Company for the limited purpose of accepting purchase, exchange and redemption orders from the individual beneficial owners.

     20.  INTERPRETIVE PROVISIONS.

          OFS and a Fund or the Company may agree from time to time in writing on provisions interpretative of, or supplemental to, the provisions of this Agreement.

     21.  OTHER AGREEMENTS.

          This Agreement shall not preclude the Fund from entering into transfer agency agreements or sub-transfer agency agreements with others.

     22.  SEVERABILITY.

          If any clause or provision of this Agreement is determined to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, then such clause or provision shall be considered severed herefrom, and the remainder of this Agreement shall continue in full force and effect.

     23.  ENTIRE AGREEMENT.

          Except as otherwise provided herein, this Agreement, including Schedule A annexed hereto, constitutes the entire and complete Agreement between the parties hereto relating to the subject matter hereof; supersedes and merges all prior contracts and discussions between the parties hereto; and may not be modified or amended except by written document signed by all parties hereto against whom such modification or amendment is to be enforced.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first written above.

                                   OPPENHEIMERFUNDS SERVICES, a division of
                                   OppenheimerFunds, Inc.

ATTEST:


_________________________________  By: _____________________________________
                                       Barbara Hennigar, President

                                   OPPENHEIMER SERIES FUND, INC.
                                   on behalf of its designated Series

ATTEST:


_________________________________  By: _____________________________________
                                       Name:  ____________________________
                                       Title: ____________________________

                                 EXHIBIT 1
    LIST OF FUNDS FOR WHICH OFS IS DESIGNATED TO ACT AS TRANSFER AGENT


Oppenheimer Disciplined Allocation Fund    Oppenheimer Life Span Income Fund
Oppenheimer Disciplined Value Fund         Connecticut Mutual Liquid Account
Oppenheimer Life Span Growth Fund          Connecticut Mutual Government
Oppenheimer Life Span Balanced Fund          Securities Account
Oppenheimer Life Span Balanced Fund        Connecticut Mutual Income Account

                                  SCHEDULE A

                               SERVICE CONTRACT

                             SCHEDULE OF SERVICES

     To the extent that a Fund's then-current Prospectus requires the following services, and to the extent that such services are not, or may not hereafter be, provided by broker-dealers or other financial institutions with respect to accounts for which such broker-dealer or financial institution provides services in connection with the distribution of that Fund's shares, OppenheimerFunds Services, ("OFS") shall do the following:

I.   Registrar of Fund Shares

1. Register and control the issuance of full and/or fractional shares of each Class of Shares of the Fund either for payment of applicable net asset value or upon surrender of an equivalent number of shares for transfer, or for reinvestment of dividends or capital gains distributions and, in connection therewith, maintain appropriate records (which may include the shareholder accounts referred to below) recording the issuance, transfer and redemption of all outstanding shares of each Class of Shares of the Fund, showing all shares of each Class of Shares of the Fund issued and represented by outstanding certificates, and showing issuance of all uncertificated shares of the Fund; prepare entries to transfer redeemed or repurchased shares to the Fund's treasury share account or, if applicable, cancel such shares for retirement; retain records of issuance of new certificates for lost or stolen certificates or for cancellation of lost or stolen certificates, and the indemnity bonds furnished by shareholders in connection therewith.

2. Maintain daily balance controls for the issuance and redemption of shares as well as all cash receipts and disbursements handled on behalf of the Fund.

3. Furnish to the Fund such information as it may request for preparation of filings with federal and state authorities.

II.  Shareholder Accounts

1. Open new accounts upon receipt of properly executed instructions from a dealer or the Fund's Distributor, a properly completed and signed account application, exchange application or request for transfer of an existing account, or properly authorized telephone exchange or redemption instructions, and maintain current records for all new and existing categories of shareholder accounts described in the then-current Prospectus of the Fund, showing as to each registered owner (to the extent such information is available or obtainable):

          a.   Name(s) and address(es), with zip code;

          b.   Category of account and taxpayer identification number;

          c.   Dealer and/or any representative affiliated with the account;

          d.   Number of shares currently registered;

          e. Account transaction history, including records of initial and additional purchases, transfers and redemptions, surrender of certificates, dividends and other distributions, and related tax information;

          f. Identification of any certificate(s) issued and the number of shares evidenced by each such certificate;

          g.   Shares held in escrow against performance of any obligation;
and

          h.   Identification of account using the broker's identification.

2. Maintain files containing account applications, requests or other correspondence from or on behalf of shareholders, as well as copies of all responses thereto.

3. Process all changes or corrections to a shareholder's registration and address records authorized orally or in writing by or on behalf of the shareholder.

4. Process such reinvestments of the proceeds of a redemption of Fund shares as may properly have been elected by a shareholder pursuant to a privilege described in the then-current Prospectus of the Fund.

5. Process investments in shares of the Fund at its then-current net asset value as may properly be requested by a shareholder of any of the other investment companies having such privilege as described in the then-current Prospectus of the Fund or information supplied to OFS by the Fund.

6. Prepare and transmit by mail to the affected shareholder a statement/confirmation of all transactions affecting the account of such shareholder including initial and additional purchases, reinvestments of dividends and distributions, adjustments, exchanges, transfers to and from the account and redemptions of all kinds.

7. Maintain records when made available to OFS according to properly executed and authorized instructions relating to rights of accumulation, letters of intent and other special pricing provisions including, without limitation, group purchase plans and minimum account sizes.

8. Record and maintain the amount of pre-authorized or automatic investments, including the shareholder's bank account number and time periods for such investments; and draw the authorized investment amount from the shareholder's bank account at the specified time periods and issue shares with respect to such investments.

9. Maintain records of special account instructions such as wire/telephone redemption or exchange authorizations.

10. Retain records and amounts of payment items (including interest, dividends, distributions and redemption proceeds) that are returned undelivered and undeliverable from investors' addresses and maintain such records in accordance with applicable regulations; and invest such amounts, in accordance with the terms of the Fund's then-current Prospectus, for the benefit of the shareholder(s) of record.

11. Reconcile account data for account information transmitted by magnetic tape by broker-dealers maintaining shareholder accounts in nominee name and perform other services enumerated hereunder to the extent required for such accounts.

12. Process new and additional payments made by shareholders for investment at their current offering price.

13. Maintain records required under Rule 17Ad-10(e) under the Securities Exchange Act of 1934.

III. Redemptions and Automatic Withdrawals

1. Receive and ascertain the adequacy of all redemption requests on the basis of the requirements set forth in the then-current Prospectus of the Fund and the Fund's policies to the extent applicable from time to time and otherwise in accordance with the generally accepted practices of transfer agents.

2.   Adjust a shareholder's account to reflect the number of shares redeemed.

3. Requisition from the Fund's custodian and remit the properly-computed amount of the proceeds of each redemption to, or as directed by, individual shareholders pursuant to appropriately-executed written instructions or appropriately-submitted redemption requests by wire or telephone in the case of shareholder accounts having appropriate authorization on file (including payment to one or more of the other investment companies with which the Fund permits exchanges in the case of an exchange of investments).

4. On accounts for which periodic withdrawals are specified in a properly-executed account application:

          a. Redeem shares sufficient for the amounts of the specified withdrawals at the specified time period; and

          b. Receive and remit the proceeds of such redemption in like manner to other redemptions.

IV.  Payment of Interest, Dividends and Distributions

1. Upon receipt of properly-executed instructions from the Fund upon declaration of any dividend and/or distribution, compute and credit the accounts of all shareholders electing to reinvest dividends and/or distributions with the proper number of whole and fractional shares, computed as of the reinvestment date and price specified by the relevant resolution of the Fund's trustees for such dividend or distribution; and compute for all other shareholders of record, on the ex-dividend date specified by such resolution, the dollar amount payable in cash in respect of such dividend or distribution.

2. Requisition from the Fund's custodian and remit the properly-computed amounts of dividends or distributions payable in cash to shareholders electing such payment or as directed by individual shareholders pursuant to appropriately-executed written instructions; and prepare and mail share certificates for reinvested amounts to shareholders electing to receive certificates for shares.

3. Adjust the amount of dividend or distribution payments for accounts having unsettled investments or repurchases as of the record date with appropriate accounting adjustments to the Fund's distributionaccounts and remittances to its custodian.

4.   Reconcile dividends and distributions with the Fund.

V.   Issuing and Accounting for Certificates

1.   Safekeep and account for blank certificate forms.

2. Prepare, issue and mail certificates for full shares on request or according to permanent account instructions as provided in the Fund's then-current Prospectus, provided that sufficient deposit shares are available in the shareholder's account and proper authorization is received.

3. Receive certificates properly endorsed for transfer which are returned for deposit to a shareholder's account and, provided there is no stop-transfer or cancellation order pending relative to the specific certificate, make appropriate adjustments to the shareholder's account.

4. Physically cancel and otherwise account for certificates returned and deposited.

5. Keep and maintain certificate transcript records reflecting the issuance and holder of all outstanding certificates as well as all stop-transfers, cancellations and deposits of certificates.

6. Handle the replacement of lost certificates upon applications meeting the requirements of the Fund's then-current insurance coverage or, in the event such insurance is not obtainable, the instructions of the officers of the Fund or its counsel.

7. Receive and deal with stop-transfer instructions in accord with the generally-accepted practices of transfer agents.

VI.  Recapitalization or Capital Adjustment

1. In the case of any negative share split, recapitalization or other capital adjustment requiring a change in the form of share certificates of any Class, OFS will, in the case of accounts represented by uncertificated shares, cause the account records to be adjusted, as necessary, to reflect the number of shares held for the account of each such shareholder as a result of such change, or, in the case of shares represented by certificates, will issue share certificates in the new form in exchange for, or upon transfer of, outstanding share certificates in the old form, in either case upon receiving:

          a. A Certificate authorizing the issuance of share certificates in the new form;

          b. A certified copy of any amendment to the Company's Articles of Incorporation with respect to the change;

          c. Specimen share certificates for each class of shares in the new form approved by the Board of the Company, with a Certificate signed by the Secretary of the Company as to such approval; and

          d. An opinion of counsel for the Fund or the Company with respect to the matters set forth in Section 13 of the Service Contract as to such shares.

2. The Company shall furnish OFS with a sufficient supply of blank share certificates in the new form, and from time to time will replenish such supply upon the request of OFS. Such blank share certificates shall be properly signed by Officers of the Company authorized by law or the By-Laws to sign share certificates and, if required, shall bear the Company's seal or facsimile thereof.

VII. Escrowing of Shares

1. Earmark and hold escrowed shares in a shareholder's account to secure compliance with executed letters of intent or for other purposes as provided in authorization instructions.

2. Pay dividends and distributions to the registered owner, or reinvest such dividends and distributions, on shares held in escrow.

3. Release or redeem shares held in escrow in accordance with appropriate instructions.

VIII. Transfers

1. Respond to or process transfer instructions received by or on behalf of the registered owners of shares in accordance with the generally-accepted practices of transfer agents and any requirements set forth in the Fund's then-current Prospectus.

2. Pass upon the adequacy of documents submitted, prepare any documents required, and effect the transfer of shares to a shareholder account for the transferee, including the establishment of the new account.

IX.  Exchanges

1. Receive and process exchanges in accordance with duly-executed or telephonic exchange authorizations which comply with the provisions of the Fund's then-current Prospectus.

2. Establish, if necessary, a shareholder's account and register the new shares in accordance with duly executed or telephonic exchange instructions.

X.   Shareholder Communications

1. Maintain appropriate logs and other controls of all shareholder communications reflecting the promptness with which they are handled and the number of unresolved questions, inquiries and complaints outstanding at any time.

2. Receive and answer promptly all correspondence, telephone calls, or other inquiries from or on behalf of shareholders concerning the administration of their accounts. In the case of individual inquiries with respect to shares held in broker "street-name" accounts for the broker's customer, refer such inquiry to the appropriate broker for response, providing such information to such broker as OFS may reasonably ascertain from its records with respect thereto.

3. Refer to the Company's investment adviser or Distributor questions or matters related to their functions.

4. Prepare such reports and summaries of shareholder communications as may be requested by the Company's officers for the preparation of reports to the Company's Board and appropriate regulatory authorities.

5. Attempt to collect or engage other agents or attorneys to collect on behalf of the Fund or the Company the amount of any over-payment or erroneous payment to a shareholder or other person by the Fund.

XI.  Handling of Proxies

1. In accordance with instructions by an officer of the Company, prepare proxy cards for each shareholder of record as of the date specified by a resolution of the Company's Board providing for a meeting of its shareholders.

2. Mail to each shareholder of record, at the address shown in the shareholder records of the Fund kept pursuant hereto (or as directed by the respective broker as to broker transmission accounts), a completed proxy card together with such other written material, including notices of the meeting and proxy statements, as may be supplied for that purpose by the Fund.

3. Furnish to the Fund a list of shareholders eligible to vote at the meeting, showing address of record and shares held together with an affidavit or other appropriate certificate of the mailing referred to above.

4. Receive and tabulate proxies, furnishing the Fund with a properly-certified report of such tabulation.

XII. Annual and Other Reports

1. Process the mailing of such prospectuses and annual, semi-annual, or quarterly reports as shall be received from the Fund for that purpose and coordinate such mailings to appropriate categories of shareholders.

2. Prepare and mail to shareholders appropriate periodic statements of their accounts as contemplated by this Agreement.

3. Insert such other material with regular shareholder mailings as may be requested and furnished by the Fund.

4. Prepare and forward to the Fund such daily, periodic or special reports concerning shareholder records and any other functions performed pursuant to this schedule of services as may be requested by an officer of the Fund.

XIII.  Tax Matters

1. Prepare and file with the I.R.S. such Federal information returns with respect to Fund shareholdersas may be specified by the I.R.S. from time to time and mail copies thereof to shareholders.

2. Prepare and file appropriate Federal information returns and pay Federal income taxes withheld from distributions made to non-resident aliens.

3. Prepare magnetic tapes for brokers to determine taxable accruals as to broker transmission accounts to enable brokers to prepare appropriate information returns.

4. Pay Federal income taxes withheld from dividends, distributions and redemptions made to shareholders; process and retain records of withholding exemption certificates filed by shareholders.

5. Comply with backup withholding and taxpayer identification requirements issued by the I.R.S. which are applicable to transfer agents.